CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of North Square Investments Trust and to the use of our report dated December 30, 2019 on the financial statements and financial highlights of Advisory Research All Cap Value Fund and Advisory Research Strategic Income Fund, each a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 21, 2020